Exhibit 99.1

October 21, 2024

Liberty TripAdvisor Holdings, Inc. Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (OTCMKTS: LTRPA, LTRPB) will be holding its annual Investor Meeting on Thursday, November 14, 2024, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media will begin at approximately 9:30am E.T. and presentations for Liberty TripAdvisor, Qurate Retail, Inc. and Liberty Broadband Corporation are estimated to begin at approximately 1:00pm E.T. During its annual Investor Meeting, observations may be made regarding Liberty TripAdvisor’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and webcast information is available on the Liberty TripAdvisor website at https://www.libertytripadvisorholdings.com/investors/news-events/ir-calendar.

A Q&A session will be hosted after the presentations. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 8, 2024.

An archive of the webcast of the Investor Meeting will also be available on the Liberty TripAdvisor website after appropriate filings have been made with the SEC.

Agenda for the annual Investor Meeting:

●	Morning Presentations Beginning 9:30am E.T.
o	Liberty Media
◾	Formula 1
◾	Live Nation Entertainment, Inc.
◾	Quint
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Qurate Retail, Inc.
o	Liberty TripAdvisor
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
o	Atlanta Braves Holdings, Inc.
●	Q&A Session Beginning 2:30pm E.T.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (OTCMKTS: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor operates as a family of brands that connects people to experiences worth sharing, and aims to be the world's most trusted source for travel and experiences. Tripadvisor leverages its brands, technology, and capabilities to connect its global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, accommodations, restaurants, and other travel categories.

Liberty TripAdvisor Holdings, Inc.
Shane Kleinstein, 720-875-5432

Source: Liberty TripAdvisor Holdings, Inc.